Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30655, 333-74747, 333-74715, 333-78521, 333-78567, 333-83725, 333-35806, 333-62502, 333-84010, 333-90986, 333-91002, 333-117334 and 333-137396 on Form S-8 and Registration Statement Nos. 333-32221, 333-60277, 333-70335, 333-85269, 333-92361, 333-32526, 333-40698, 333-47914, 333-67978, 333-73274, 333-81170, and 333-84932 on Form S-3 of our reports dated May 30, 2007 relating to the financial statements of THQ Inc. and its subsidiaries (the “Company”) and management’s report on the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of THQ Inc. for the year ended March 31, 2007.

DELOITTE & TOUCHE LLP

Los Angeles, California

May 30, 2007